AMENDMENT NO. 5

TO THE SUBADVISORY AGREEMENT

This Amendment No. 5 (the “Amendment”), made and entered into as of March 22, 2021, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and J.P. Morgan Investment Management Inc., a Delaware corporation (“Subadviser”), dated April 8, 2010, as amended June 17, 2014, April 21, 2017, June 28, 2018, and January 26, 2021 (the “Agreement”).

WHEREAS, Investment Manager desires to retain Subadviser to provide investment advisory services to an additional mutual fund, Variable Portfolio – Partners Core Equity Fund, and Subadviser is willing to render such investment advisory services; and

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto, to add, effective May 3, 2021, Variable Portfolio – Partners Core Equity Fund as a “Fund” covered by the Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Inclusion of additional Fund. All references to the “Fund” in the Agreement shall mean, and it hereby does mean, each “Fund” identified on the amended Schedule A attached to this Amendment.

Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

2.	Portfolio Management. Section 1(a) of the Agreement shall be, and hereby is, amended by adding the following as paragraph 1(a)(iii)(E):

Derivatives Transactions. Subadviser is authorized on behalf of the Fund, subject to the terms of the Prospectus and consistent with the investment discretion delegated to Subadviser herein, and is hereby appointed as the Fund’s agent and attorney in fact with authority to: (i) enter into, subject to the review of legal counsel for the Investment Manager prior to Subadviser’s execution thereof, agreements and execute any documents on behalf of the Fund (e.g., any futures or derivatives documentation such as exchange-traded and over-the-counter transaction documentation, as applicable) required with respect to any investments made for the Fund (such documentation includes but is not limited to any market and/or industry standard documentation and the standard representations contained therein); (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures; and (iii) open, continue and terminate brokerage accounts and other brokerage arrangements with respect to the portfolio transactions entered into by Subadviser on behalf of the Fund. Subadviser further shall have the authority to instruct the custodian to: (i) pay cash for derivatives and other property delivered for the Fund; (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Fund; and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent permitted by the 1940 Act and the rules and regulations thereunder and necessary to meet the obligations of the Fund with respect to any investments made in accordance with the Prospectus and SAI, all on such terms and conditions as the Subadviser shall determine. Subadviser shall not have the authority to cause the Investment Manager to deliver securities or other property, or pay cash to Subadviser other than payment of the management fee provided for in this Agreement.

3.	Confidentiality. Section 1(e) of the Agreement shall be, and hereby is, amended by adding the following as a new final paragraph of Section 1(e):

For the avoidance of doubt, Confidential Information as used herein includes any non-public documents regarding Subadviser’s business and operations including, without limitation, trading agreements such as futures and options account agreements (including swaps addenda thereto), clearing agreements, cleared derivative execution agreements, International Swaps and Derivatives Association, Inc. master agreements and credit support annexes (“ISDAs”).

4.	Duration and Termination. Section 9(a) shall be, and hereby is, deleted and replaced with the following:

Unless sooner terminated as provided herein, this Agreement, with respect to each Fund identified on Schedule A (as amended from time to time), shall continue from the date of its execution only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act and, if applicable, any guidance provided or relief granted by the SEC. Thereafter, if not terminated with respect to a Fund, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		J.P. Morgan Investment Management Inc.

By:	/s/ David Weiss	By:	/s/ Ana Brands
	Signature		Signature

Name:	David Weiss	Name:	Ana Brands
	Printed		Printed

Title:	Assistant Secretary	Title:	Vice President

AMENDMENT NO. 5

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]